Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130187 and 333-130188 on Form S-8 of our report dated March 15, 2007, relating to the consolidated financial statements of White River Capital Inc., appearing in this Annual Report on Form 10-K of White River Capital, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Columbus, Ohio
March 14, 2008